Exhibit 99.1

Xcelerate, Inc. Acquires a Majority Interest in ESN Group

Mauldin, SC., July 20, 2023 --Xcelerate, Inc. (OTCQB: "XCRT”) today announced that it has completed its acquisition of a majority interest in both ESN Group, Inc. and California Skin Research, Inc., (collectively the “ESN Group”) and their portfolio of health care and skin care products, including Ceramedx® (www.ceramedx.com), the first natural ceramide (plant based) therapy system developed in consultation with dermatologists for dry, sensitive skin and Earth Science Beauty (www.earthsciencebeauty.com).

“The completion of this transaction is another significant milestone in our stated goal of uplisting to a national stock exchange. This acquisition provides Xcelerate with an immediate, ongoing revenue stream. Together with the management team from ESN and other significant partners, we intend to initiate a program to expand the ESN Group product offering to mass merchant outlets and government agencies who have already expressed interest in the existing and anticipated product line. We believe the acquisition will also provide Xcelerate with the industry connections and management talent to further our previously announced goal of developing additional over-the-counter healthcare products based on our existing patent portfolio” said Mike O’Shea, Xcelerate’s CEO.

Investors and shareholders are encouraged to stay updated on the latest developments by visiting the Company’s website at https://xcelerate.global/.

ABOUT XCELERATE INC.

Xcelerate’s business plan encompasses two separate but related businesses within the medical industry sector, including (i) owning and licensing the rights to various forms of medical equipment and portfolio of patents, patents pending and technology licenses; and (ii) development of virtual health technology to assist patients in developing countries, initially in Africa, to provide for their population to obtain medical care by extending the reach of physicians through the use of that technology. Xcelerate has assembled an internationally recognized team of translational clinicians and engineers to identify and acquire, rather than develop, its technology / healthcare innovations. Xcelerate believes that this approach provides lower cost of product development and commercialization and delivers more rapid clinical utilization and quicker profitability and return on investment.

For more information visit www.xcelerate.global or contact us at 854-900-2020 or email at info@xcelerate.global.

SAFE HARBOR

This press release may contain forward-looking information within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, its directors or its officers with respect to, among other things: (i) the Company's financing plans; (ii) trends affecting the Company's financial condition or results of operations; (iii) the Company's growth strategy and operating strategy; and (iv) the declaration and payment of dividends. The words "may," "would," "will," "expect," "estimate," "anticipate," "believe," "intend," and similar expressions and variations thereof are intended to identify forward-looking statements. Investors are cautioned any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, many of which are beyond the Company's ability to control, and actual results may differ materially from those projected in forward-looking statements resulting from various factors.